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                                  EXHIBIT 99
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           [LETTERHEAD OF SUSQUEHANNA BANCSHARES, INC. APPEARS HERE]

FOR IMMEDIATE RELEASE:                                      Date:  March 5, 1997
Lititz, Pennsylvania


                         SUSQUEHANNA BANCSHARES, INC.,
                      A MULTI-STATE BANK HOLDING COMPANY,
                  ANNOUNCES ITS ENTRY INTO NEW JERSEY THROUGH
                     THE ACQUISITION OF TWO NATIONAL BANKS


         Susquehanna Bancshares, Inc., Lititz, Pennsylvania (Susquehanna) (NASDAQ NMS: SUSQ) announced today that it completed the acquisitions of Farmers Banc Corp., Mullica Hill, New Jersey, and its wholly-owned subsidiary, Farmers National Bank; and Atcorp, Inc., Marlton, New Jersey, and its wholly-owned subsidiary Equity National Bank. With the addition of Farmers and Equity National Bank, Susquehanna has consolidated assets of approximately $3.3 billion through banking interests in the states of Pennsylvania, Maryland, and New Jersey.

         The acquisitions of Farmers Banc Corp. and Atcorp were completed as of the close of business on February 28, 1997, through the exchange of 692,511 shares of Susquehanna common stock for all of the outstanding capital stock of Farmers and 771,750 shares of Susquehanna common stock for all of the outstanding stock of Atcorp. Farmers Banc Corp. shareholders will receive 2.281 shares of Susquehanna common stock for each share of Farmers' stock that they held as of February 28th and Atcorp shareholders will receive one share of Susquehanna common stock for each share of Atcorp common stock they held as of February 28th. Both Farmers National Bank and Equity National Bank will be operated through a subsidiary of Susquehanna created for the purpose of supervising the operation of the New Jersey acquisitions.

         These transactions represent Susquehanna's initial entry into New Jersey. Susquehanna now owns four commercial banks in Pennsylvania with $1.6 billion in assets, a commercial bank and three federal


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savings banks in Maryland with $1.4 billion in assets and two banks in New
Jersey with $300 million in assets.

         Susquehanna Bancshares, Inc. is the holding company for Atlantic Federal Savings Bank, Baltimore, Md.; Citizens National Bank of Southern Pennsylvania, Greencastle, Pa.; Fairfax Savings, a Federal Savings Bank, Baltimore, Md.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; Farmers First Bank, Lititz, Pa.; First National Trust Bank, Sunbury, Pa.; Reisterstown Federal Savings Bank, Reisterstown, Md.; Williamsport National Bank, Williamsport, Pa.; Susque-Bancshares Life Insurance Company; Lititz, Pa.; and Susque-Bancshares Leasing Co., Inc., Lititz, Pa.

         Susquehanna's common stock is listed on the NASDAQ National Market System under the symbol SUSQ. Susquehanna member banks now have 115 community banking offices throughout central Pennsylvania, Maryland and southern New Jersey. Investor information may be requested on our web-site at http://www.susqbanc.com.



For Further Information Contact:       Robert S. Bolinger
                                       President and CEO
                                       SUSQUEHANNA BANCSHARES, INC.
                                       Office:  (717) 626-4721


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